Exhibit 99.1

LUMENT FINANCE TRUST, INC. ANNOUNCES

FINAL RESULTS OF TRANSFERABLE RIGHTS OFFERING

NEW YORK, NY, February 22, 2022 — Lument Finance Trust, Inc. (NYSE: LFT) ( “LFT” or the “Company”) announced the final results of its transferable rights offering, which entitled holders of rights to purchase one share of common stock for every right held at a subscription price of $3.06 per share. The rights offering expired on February 11, 2022 at 5:00 p.m., New York City time.

The Company received subscription requests (including over-subscription requests) for 27,277,269 shares of common stock. Accordingly, the Company raised aggregate gross proceeds of approximately $83.5 million in the rights offering. The Company issued the 27,277,269 shares of common stock subscribed for in the rights offering on February 22, 2022.

The Company intends to use the net proceeds from the sale of shares of its common stock in the rights offering to acquire or originate commercial real estate mortgage loans in accordance with the Company’s investment strategy and for other general corporate purposes.

Wells Fargo Securities, LLC and JMP Securities, A Citizens Company, acted as the dealer managers for the rights offering.

ABOUT LFT

LFT is a Maryland corporation focused on investing in, financing and managing a portfolio of commercial real estate debt investments. LFT primarily invests in transitional floating rate commercial mortgage loans with an emphasis on middle-market multi-family assets. LFT is externally managed and advised by OREC Investment Management, LLC d/b/a Lument Investment Management, a Delaware limited liability company.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Lument Finance Trust, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

INVESTOR RELATIONS CONTACT:

Charles Duddy
Managing Director
(646) 248-0174 | charles.duddy@lument.com